As filed with the Securities and Exchange Commission on June ___, 2005.

                                                          File No. 070-10314

                       SECURITIES AND EXCHANGE COMMISSION
                                 450 FIFTH STREET
                               WASHINGTON, D.C. 20549

                    ------------------------------------------

                                  AMENDMENT NO. 1 TO
                           FORM U-1 APPLICATION-DECLARATION
                                         UNDER
                   THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                   --------------------------------------------

                        The Cincinnati Gas & Electric Company
                                 139 East Fourth Street
                                 Cincinnati, Ohio 45202

                        (Name of company filing this statement
                      and address of principal executive offices)

                                   Cinergy Corp.

                        (Name of top registered holding company)

                                   Gregory C. Ficke
                                       President
                          The Cincinnati Gas & Electric Company
                                  139 East Fourth Street
                                 Cincinnati, Ohio 45202

                        (Name and address of agent for service)





                            Please direct communications to:

George Dwight II                        William C. Weeden
Associate General Counsel               Skadden Arps Slate Meagher & Flom, LLP
Cinergy Corp.                           1400 New York Avenue, N.W.
139 East Fourth Street                  Washington, D.C.  20005
Cincinnati, Ohio 45202                  202-371-7877 (ph)
513-287-2643 (ph)                       202-393-5760 (f)
513-287-3810 (f)                        wweeden@skadden.com
gdwight@cinergy.com


The application-declaration is hereby amended solely to submit the following exhibit, which was inadvertently omitted from the initial filing.


Item 6.  Exhibits and Financial Statements

(a)      Exhibits

                  D-1.a    Affidavit of William H. Hieronymous (Exhibit WHH-1
to 203 Application in Docket No. EC05-79-000)




                                 SIGNATURE

         Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned company has duly caused this statement to be signed on its behalf by the officer indicated below.

         Dated:  June 22, 2005



                                        The Cincinnati Gas & Electric Company

                                     By: /s/George Dwight II
                                         George Dwight II
                                         Associate General Counsel